EXHIBIT 10.9

CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR SUCH PORTIONS. ASTERISKS DENOTE OMISSIONS.

LICENSE AGREEMENT

THIS AGREEMENT, effective as of May 3, 2004 (“EFFECTIVE DATE”) between THE GENERAL HOSPITAL CORPORATION, a not-for-profit corporation doing business as Massachusetts General Hospital, having a place of business at Fruit Street, Boston, Massachusetts 02114 (“GENERAL”) and Dara Pharmaceuticals, Inc., a corporation having offices at 1234 Airport Road, Suite 105, Destin, Florida 32541 (“COMPANY”).

WHEREAS, under research programs funded by GENERAL and the U.S. Government, GENERAL through research conducted by Dr. David Borsook and Dr. Jeffrey Clark has developed an invention pertaining to methods for decreasing or preventing pain (MGH Case nos. 1229 and 1725); and

WHEREAS, GENERAL represents to the best of its knowledge and belief that it is the owner of all rights, title and interest in the patents and patent applications relating to the invention described above and has the right and ability to grant the license hereinafter described; and

WHEREAS, as a center for research and education, GENERAL is interested in licensing PATENT RIGHTS and thus benefiting the public and GENERAL by facilitating the dissemination of the results of its research in the form of useful products, but is without capacity to commercially develop, manufacture, and distribute any such product; and

WHEREAS, COMPANY desires to support the development of such products and, in collaboration with GENERAL, to develop approaches for the commercialization of such products throughout the world.

NOW THEREFORE, in consideration of the premises and of the faithful performance of the covenants herein contained, the parties hereto agree as follows:

1. DEFINITIONS

1.1 The term “ACCOUNTING PERIOD” shall mean each six-month period ending June 30 and December 31.

1.2 The term “AFFILIATE” shall mean any corporation or other legal entity other than COMPANY in whatever country organized, controlling, controlled by or under common control with COMPANY. The term “control” means possession, direct or indirect, of the powers to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise. The term “AFFILIATE” with respect to GENERAL shall mean any company controlling, controlled by, or under common control, directly or indirectly, with GENERAL.

1.3 The term “LIQUIDITY EVENT” shall mean the sale or transfer of all or substantially all of the assets or equity securities of COMPANY (by sale, merger, consolidation or otherwise).

1.4 The term “NET SUBLICENSE INCOME” shall mean any and all royalty and non-royalty income, including without limitation license fees and milestone payments, received from its SUBLICENSEES in consideration for the sublicensing of any right or license under the PATENT RIGHTS granted to COMPANY hereunder, less any amounts payable to KIRIN under the KIRIN AGREEMENT and any amounts payable to third parties with respect to licenses of patents or technology necessary to practice the invention claimed in the PATENT RIGHTS.

1.5 The term “PARENT” shall mean Dara BioSciences, Inc and its subsidiaries, directors and officers.

1.6 The term “PATENT RIGHTS” shall mean the U.S. Patent No. 5,905,609 and the PCT. Patent Application Serial No. US0129371, publication number WO02-24146 or the equivalent of such application or the application resulting in U.S. Patent No. 5,905,609, including any division, continuation or any foreign patent application or Letters Patent or the equivalent thereof issuing thereon or any reissue, reexamination, supplementary protection certificate or extension thereof. PATENT RIGHTS shall also include those claims in any continuation-in-part of the aforementioned patent applications which claim an invention described or claimed in said patent applications. PATENT RIGHTS as of the EFFECTIVE DATE are listed in Appendix A.

1.7 The term “PRODUCT” shall mean any article, device, composition, method or service, the manufacture, use, or sale of which

(a) absent the licenses granted herein, would infringe a VALID CLAIM of any PATENT RIGHT, or

(b) does not infringe a VALID CLAIM of any PATENT RIGHT licensed to COMPANY hereunder but the discovery, development, manufacture or use of which infringes a VALID CLAIM of any PATENT RIGHT, or

(c) does not infringe a VALID CLAIM of any PATENT RIGHT licensed to COMPANY hereunder but the discovery, development or manufacture uses or incorporates TECHNOLOGICAL INFORMATION.

1.8 The term “SUBLICENSEE” shall mean any non-AFFILIATE third party licensed by COMPANY or by an AFFILIATE to make, have made, use or sell any PRODUCT. As used in this Agreement, “SUBLICENSEE” shall include any third party to whom COMPANY has granted, directly or indirectly, the right to distribute a PRODUCT, provided that such third party has the responsibility in whole or in part for marketing and/or promotion of the PRODUCT within the territory for which such distribution rights are granted.

1.9 The term “TECHNOLOGICAL INFORMATION” shall mean any research data, designs, formulas, process information, clinical data and other information owned or controlled by GENERAL pertaining to any invention claimed in PATENT RIGHTS or any improvement to any such invention which is known, as of the EFFECTIVE DATE, to Dr. Borsook or Dr. Clark.

1.10 The term “VALID CLAIM” shall mean any claim of any PATENT RIGHT that has not been (i) finally rejected or (ii) declared invalid by a patent office or court of competent jurisdiction in any unappealed and unappealable decision.

2. LICENSE

2.1 GENERAL hereby grants COMPANY, to the extent not prohibited by the United States Government or by contractual obligations to any other sponsor listed on Appendix B of research at GENERAL:

(a)	an exclusive, worldwide, license under GENERAL’S rights in PATENT RIGHTS to develop, have developed, make, have made, use, have used, sell, have sold, offer for sale, import and have imported PRODUCTS;

(b)	a non-exclusive, worldwide, license under GENERAL’S rights in TECHNOLOGICAL INFORMATION;

(c)	the right to sublicense PATENT RIGHTS exclusively licensed to COMPANY.

The above licenses to sell PRODUCTS include the right to grant to the purchaser of PRODUCTS from COMPANY, its AFFILIATES and SUBLICENSEES the right to use such purchased PRODUCTS in a method coming within the scope of PATENT RIGHTS.

2.2 In all sublicenses granted by COMPANY hereunder, COMPANY agrees that:

(a) the terms and conditions of each sublicense shall be consistent with the terms and conditions of this Agreement; and

(b) each sublicense shall provide that the obligations to GENERAL of Sections 7 and 9.4 shall be binding on the SUBLICENSEE and be enforceable both by GENERAL and COMPANY; and

(c) COMPANY shall furnish to GENERAL a true and complete copy of each sublicense agreement and each amendment thereto, within thirty (30) days after the sublicense or amendment has been executed; provided, that COMPANY may redact trade secret or confidential information from such copy; and

(d) no sublicense shall relieve COMPANY of any of its obligations hereunder, and COMPANY shall be responsible for the acts or omissions of its SUBLICENSEES and for compliance by them with their obligations, and COMPANY shall take all steps necessary to enforce that compliance to the extent required to allow COMPANY to fully comply with all of its obligations under this Agreement.

2.3 The granting of any license hereunder is subject to GENERAL’S and GENERAL’S AFFILIATES’ right to make and to use the subject matter described and claimed in PATENT RIGHTS for research, clinical and educational purposes but for no other purpose, provided, however, that such use and the licensing of the results of such use shall not conflict with the provisions of this Agreement, and if federal funding supported the PATENT RIGHTS, COMPANY’S license will be subject to the rights, conditions and limitations imposed by U.S. law including without limitation the royalty-free non-exclusive license granted to the U.S. government (see 35 U.S.C. § 202 et seq. and regulations pertaining thereto).

2.4 Within thirty (30) days of EFFECTIVE DATE, upon request by COMPANY, GENERAL through Drs. Borsook and Clark shall disclose to COMPANY TECHNOLOGICAL INFORMATION which COMPANY will be entitled to use to the extent such use does not infringe any patent owned by GENERAL not licensed to COMPANY hereunder. GENERAL will use reasonable efforts to notify COMPANY of any inventions which constitute improvements to the inventions claimed in PATENT RIGHTS.

2.5 Nothing herein shall be construed to grant COMPANY a license express or implied under any patent owned solely or jointly by GENERAL other than the PATENT RIGHTS expressly licensed hereunder.

3. OBLIGATIONS OF THE PARTIES

3.1 COMPANY shall itself, or through its AFFILIATES, use commercially reasonable efforts to achieve the following objectives within the time period designated below:

(a) within six (6) months after the EFFECTIVE DATE, provide General with a plan and protocol and funding to support a proof of principle clinical trial subject to Section 3.2 hereof; and

(b) within six (6) months after the EFFECTIVE DATE, receipt by COMPANY of a fully executed agreement(s) between COMPANY and Kirin Brewery Company Limited (“KIRIN”) providing a license grant under KIRIN’S rights in U.S. Patents No. 5,631,238 and No. 5,461,036 to COMPANY (the “KIRIN AGREEMENT”), and

(c) with six (6) months after receipt by COMPANY, from Kirin, of a sufficient quantity of bulk active drug substance, that is deemed by COMPANY to be suitable for human clinical trials, to manufacture drug product for the proof of principle clinical trial subject to Section 3.2 hereof; and

(d) within eight (8) months after the earlier of (i) the EFFECTIVE DATE or (ii) receipt by COMPANY of the KIRIN AGREEMENT, raise an aggregate of financing of $2 million dollars or more; and

(e) within three (3) months after the completion (including data analysis and a final report in customary form) of the clinical trial to be conducted pursuant to Section 3.1(a) or 24 months after the EFFECTIVE DATE, whichever is the earlier, meet with GENERAL to report on and discuss COMPANY’S strategy for further technology development, provided, however, that GENERAL shall not unreasonably withhold its consent to any revision in such time periods whenever requested in writing by COMPANY and supported by evidence of technical difficulties or delays in clinical studies that COMPANY could not have reasonably avoided. Failure to achieve one or more of the above objectives within the above stated time periods or within any extension granted by GENERAL shall result in GENERAL having the right to terminate this Agreement on sixty (60) days’ notice (unless such failure is cured during a sixty (60) day period) or to convert any exclusive license granted hereunder to a non-exclusive license on sixty (60) days’ notice (unless such failure is cured during a sixty (60) day period).

3.2. If GENERAL is selected as a clinical site, GENERAL shall use reasonable efforts, no less than the efforts used to conduct similar clinical research programs at GENERAL, to complete patient enrollment and conduct the proof of principle clinical trial of Section 3.1(a) (including data analysis and delivery of a final report in customary form), according to the timelines agreed to by the parties hereto and pursuant to a clinical trial agreement between the parties (the “CLINICAL TRIAL AGREEMENT”).

3.3. Company shall permit an observer appointed by GENERAL and satisfactory to COMPANY to attend all meetings of the Board of Directors of COMPANY. COMPANY shall consult with GENERAL with respect to commercialization of PRODUCTS, including, without limitation, selection and negotiations with third parties for development and commercialization of PRODUCTS; provided, that COMPANY shall have the right to make all final decisions with respect to such matters.

4. FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHT

4.1 Within thirty (30) days after execution of this Agreement, COMPANY shall reimburse GENERAL for all reasonable out-of-pocket expenses incurred by GENERAL for the preparation, filing, prosecution and maintenance of PATENT RIGHTS (“Costs”). COMPANY shall also reimburse GENERAL for all such expenses it incurs prior to COMPANY’S assumption of these Costs. As of April 12, 2004, said costs total [***].

4.2 As soon as reasonably possible after execution of this Agreement, COMPANY shall assume primary responsibility for the filing, prosecution and maintenance of any and all patents and patent applications included in PATENT RIGHTS, using patent counsel of COMPANY’s choice and reasonably acceptable to GENERAL, and COMPANY shall be responsible for all Costs relating thereto. Counsel will directly notify GENERAL and COMPANY and provide them copies of any official communications from the United States and foreign patent offices relating to said prosecution. Counsel shall also provide GENERAL with advance copies of all relevant communications to the various patent offices, so that GENERAL may be informed and apprised of the continuing prosecution of patent applications in PATENT RIGHTS. GENERAL shall have reasonable opportunities to participate in decision making on all key decisions affecting filing, prosecution and maintenance of patents and patent applications in PATENT RIGHTS including, without limitation, the right to approve or disapprove the abandonment of any patent or claims thereof and COMPANY will use reasonable efforts to incorporate GENERAL’s reasonable suggestions regarding said prosecution. COMPANY shall use all reasonable efforts to amend any patent application to include claims reasonably requested by GENERAL to protect PRODUCTS.

4.3 GENERAL and COMPANY agree to cooperate fully in the preparation, filing, prosecution and maintenance of PATENT RIGHTS and of all patents and patent applications licensed to COMPANY hereunder, executing all papers and instruments or requiring members of GENERAL to execute such papers and instruments so as to enable COMPANY to apply for, to prosecute and to maintain patent applications and patents in GENERAL’s name in any country.

4.4 If COMPANY elects no longer to pay the expenses of a patent application or patent included within PATENT RIGHTS, COMPANY shall notify GENERAL in writing not less than sixty (60) days prior to such action, such date being at least 30 (thirty) days prior to any pending action or expenditure, and shall thereby surrender its rights under such patent or patent application.

4.5 In the event that COMPANY elects not to prosecute or maintain any of the patents or patent applications relating to the PATENT RIGHTS or any portion thereof in any jurisdiction, then GENERAL shall have the right, at its own expense to prosecute or maintain the patents or patent applications relating to the PATENT RIGHTS or portion thereof in such jurisdiction, but COMPANY shall have no further rights to such patents or patent applications or portion thereof.

4.6 GENERAL shall engage, at COMPANY’s expense, independent patent counsel to review and evaluate patent prosecution and filing of patents and patent applications included in PATENT RIGHTS. GENERAL agrees that it will not incur costs in excess of $15,000 per year without prior written notice to COMPANY. If GENERAL can demonstrate that it is not being adequately informed or apprised of the continuing prosecution of patents or patent applications in PATENT RIGHTS, or that it is not being provided with reasonable opportunities to participate in decision making or that its interests are not being adequately protected, GENERAL shall assume primary responsibility for future prosecution and maintenance of patents and patent applications in PATENT RIGHTS.

5. COMPENSATION

5.1 As consideration for the licenses granted hereunder, COMPANY shall pay to GENERAL a nonrefundable license fee in the amount of [***]. The license fee will be paid in the form of a Non-Negotiable Promissory Note (the “NOTE”) in the original principal amount of [***] to be issued to GENERAL within thirty (30) days of the EFFECTIVE DATE. The amount of [***] of the NOTE shall become due upon demand of GENERAL made twenty-four (24) months following the EFFECTIVE DATE (the “FIRST PAYMENT”) and shall for such twenty-four (24) month period be interest-free but shall thereafter bear interest pursuant to the terms of the NOTE. The remaining [***] (the “SECOND PAYMENT”) shall be due upon demand of GENERAL made thirty-six (36) months following the EFFECTIVE DATE and shall for such thirty-six (36) month period be interest-free but shall thereafter bear interest pursuant to the terms of the NOTE. COMPANY may prepay all or any portion of the NOTE at any time. COMPANY may choose to pay the NOTE in cash or by the issuance and delivery of shares of its common stock, where the number of shares due would be equal to [***], plus accrued interest, if any, divided by the value of the stock at the time of conversion determined as set forth in the NOTE, provided however that COMPANY must pay the NOTE in cash if acceptance of equity by GENERAL would, under GENERAL’S policies then in force, put GENERAL into an unacceptable conflict of interest situation and GENERAL advises COMPANY of such conflict situation in writing and provides COMPANY with a right to appeal such determination through appropriate channels at GENERAL. Except in the foregoing case where payment of the NOTE must be made in cash because of a conflict of interest situation, should COMPANY choose to make either of or both of the FIRST PAYMENT and the SECOND PAYMENT to GENERAL in cash rather than in stock, COMPANY shall pay an additional fee of [***] at the time of the final cash payment of the NOTE. For the avoidance of doubt, no interest shall accrue on such additional fee. In the event of a conflict between the terms of the NOTE and the terms of this License Agreement, the terms of the NOTE shall govern.

5.2 Unless and until the NOTE has been paid or satisfied, (i) COMPANY shall pay GENERAL [***] of NET SUBLICENSE INCOME (as defined below) received by the Company and (ii) in the event of a LIQUIDITY EVENT prior to the full payment or satisfaction of the NOTE, COMPANY shall pay to GENERAL an amount equal to [***] of the consideration payable to COMPANY and/or its stockholders in respect of such LIQUIDITY EVENT, provided that (1) all payments made by Company to GENERAL under clause (ii) above shall be made in the same form as the consideration paid or payable to Company and/or its stockholders in such LIQUIDITY EVENT and all forms of consideration other than cash delivered to GENERAL shall be valued at the same value as such consideration is valued for purposes of the LIQUIDITY EVENT and (2) all payments made by the COMPANY in cash under the NOTE, including without limitation, the additional fee of [***] (if paid) shall be credited against any amounts due to GENERAL pursuant to clauses (i) and (ii) of this sentence.

5.3 If a LIQUIDITY EVENT occurs after the full payment or satisfaction of the Note and GENERAL is at the time of such LIQUIDITY EVENT a stockholder of COMPANY, GENERAL shall be entitled to receive its pro rata share of the consideration payable to stockholders of COMPANY in connection with such LIQUIDITY EVENT based upon its holding of shares of COMPANY’S capital stock (on an as-converted basis) at such time.

5.4 As promptly as practicable after COMPANY enters into the first sublicense agreement entered into by COMPANY with a SUBLICENSEE after the full payment or satisfaction of the NOTE and provided GENERAL is at such time a stockholder of COMPANY, COMPANY shall provide written notice to GENERAL of such first sublicense agreement. Such notice from COMPANY shall constitute a written offer by COMPANY to repurchase from GENERAL all, but not less than all, of the shares of Company’s Common Stock held by GENERAL in consideration for the COMPANY agreeing to pay to GENERAL the APPLICABLE PERCENTAGE (as defined below) of NET SUBLICENSE INCOME received by COMPANY on or after the date of such first sublicense agreement under such first sublicense agreement and all other sublicense agreements entered into by COMPANY. For purposes of this Section 5.4, “APPLICABLE PERCENTAGE” shall equal the percentage of the outstanding shares of COMPANY’s capital stock (on an as-converted basis) held by GENERAL on the date of such first sublicense agreement. If GENERAL wishes to accept COMPANY’s offer and resell to COMPANY all of the shares of Company’s Common Stock held by GENERAL for the consideration set forth above, GENERAL shall so notify COMPANY within 60 days of the delivery of the notice from COMPANY to GENERAL of the first sublicense agreement. If GENERAL fails to so notify COMPANY within such 60 day period, GENERAL will be deemed to have rejected COMPANY’s offer to purchase GENERAL’s shares of Common Stock, shall continue as a stockholder of COMPANY and shall not be entitled to receive any portion of NET SUBLICENSE INCOME. GENERAL’s option to resell its shares of Common Stock to COMPANY shall occur on one occasion only following the entry by COMPANY into the first sublicense agreement entered into by COMPANY with a SUBLICENSEE after the full payment or satisfaction of the NOTE and shall terminate if not timely exercised by GENERAL in accordance with this Section 5.4.

5.5 Payments due under this Agreement shall, if overdue, bear interest until payment at a per annum rate equal to two percent (2%) above the prime rate of Bank of America in effect on the due date, not to exceed the maximum permitted by law. The payment of such interest shall not preclude GENERAL from exercising any other rights it may have as a consequence of the lateness of any payment.

5.6 After the EFFECTIVE DATE, (i) COMPANY will not issue and sell to PARENT any equity securities of COMPANY at a price lower than the then fair market value as determined in good faith by the Board of Directors of COMPANY, and, if there are disinterested directors, by a majority of such disinterested directors and (ii) if GENERAL is at the time of such issuance and sale a stockholder of COMPANY, GENERAL shall have the right and opportunity to purchase its pro rata share of any equity securities of COMPANY that proposes to issue and sell to PARENT based upon the respective holdings of PARENT and GENERAL of shares of COMPANY’s capital stock (on an as-converted basis).

6. REPORTS AND PAYMENTS

6.1 The provisions of this Article 6 shall apply unless and until such time as COMPANY shall pay the NOTE by conversion to common stock. Thereafter, this Article 6 shall have no force or effect.

6.2 COMPANY shall keep, and shall cause each of its AFFILIATES and SUBLICENSEES, if any, to keep full and accurate books of accounts containing all particulars that may be necessary for the purpose of calculating all amounts payable to GENERAL. Such books of account shall be kept at their principal place of business and, with all necessary supporting data shall, during all reasonable times for the three (3) years next following the end of the calendar year to which each shall pertain be open for audit in accordance with Section 6.3.

6.3 GENERAL shall have the right to have COMPANY’S books and records audited by an independent accountant of GENERAL’S choosing, reasonably acceptable to COMPANY, to ascertain the accuracy of COMPANY’S reports. Such audits shall not occur more than once per year and be limited to the extent necessary to verify the amount payable hereunder. Such examination shall be at GENERAL’S expense, except that if such examination shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, the COMPANY shall pay the cost of such examination as well as any additional sum that would have been payable to GENERAL had COMPANY reported correctly plus interest on said sum at the rate of one percent (1%) per month. GENERAL agrees to hold in strict confidence all information concerning payments and reports and all information learned in the course of any audit, except to the extent necessary for GENERAL to enforce its rights under this Agreement or if disclosure is required by law.

6.3 In each year the amount due shall be calculated semiannually as of the end of each ACCOUNTING PERIOD and shall be paid semiannually within the sixty (60) days next following such date, every such payment to be supported by the accounting prescribed in paragraph 6.4 and to be made in United States currency. Whenever conversion from any foreign currency shall be required, such conversion shall be at the rate of exchange thereafter published in the Wall Street Journal for the business day closest to the end of the applicable ACCOUNTING PERIOD.

6.4 With each semiannual payment, COMPANY shall deliver to GENERAL a full and accurate accounting. Such report shall be certified as correct by an officer of COMPANY.

7. INFRINGEMENT

7.1 Each party shall inform the other promptly in writing of any alleged infringement of the PATENT RIGHTS by a third party, including all details then available. So long as the License is exclusive, COMPANY shall have the right to prosecute in its own name and at its own expense any infringement of any patent within PATENT RIGHTS.

7.2 If COMPANY elects to commence an action as described above, COMPANY shall bear all expenses related to such action and GENERAL shall cooperate fully with COMPANY in connection with any such action. COMPANY, at its option and expense, may join GENERAL as a plaintiff.

7.3 COMPANY will consult with GENERAL with respect to any settlement, consent judgment or other voluntary final disposition of any suit, but shall have the final authority with respect thereto, unless such action will result in the invalidation of the PATENT RIGHTS, in which event the prior written consent of GENERAL will be required, which GENERAL agrees will not be unreasonably withheld.

7.4 Recoveries or reimbursements from infringement actions commenced by COMPANY pursuant to this Article VII shall be distributed as follows: (a) COMPANY and GENERAL shall be reimbursed litigation expenses, including but not limited to reasonable attorneys’ fees; (b) GENERAL shall be reimbursed for any payments past due; and (c) any remaining recoveries or reimbursements shall belong to COMPANY, unless the Note has been paid in cash, (in which event 75% thereof shall belong to COMPANY and 25% shall belong to GENERAL.

7.5 If COMPANY has not taken legal action or been successful in obtaining cessation of the infringement within one hundred and twenty (120) days of written notification from GENERAL, GENERAL may prosecute such an infringement at its own expense. In such event, GENERAL shall control the action and shall distribute any recoveries or reimbursements as follows: (a) COMPANY and GENERAL shall be reimbursed litigation expenses, including but not limited to reasonable attorneys’ fees; and (b) any remaining recoveries or reimbursements shall belong to GENERAL. With respect to the settlement of any infringement prosecuted by GENERAL, GENERAL will not agree to any settlement, consent judgment or other voluntary final disposition of the suit without the prior written consent of COMPANY.

7.6 If a declaratory judgment alleging invalidity or non-infringement of any of the patents in PATENT RIGHTS is brought against COMPANY or GENERAL, COMPANY shall have the right to control such action by written notice to GENERAL given within sixty (60) days of notice of the suit. If COMPANY does not give such notice within sixty (60) days after such notice of commencement of that action, GENERAL may elect to take over the sole defense of the action at its sole expense.

7.7 In any infringement suit that either party brings to enforce the Patent Rights, the other party shall, at the request and expense of the party bringing the suit, cooperate in all reasonable respects, including, to the extent possible, obtaining the testimony of its employees and making available physical evidence in the possession of that party.

8. INDEMNIFICATION

8.1 (a) COMPANY shall indemnify, defend and hold harmless GENERAL and its trustees, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted to COMPANY under this Agreement.

(b) COMPANY’S indemnification under (a) above shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligent activities, reckless misconduct or intentional misconduct of the Indemnitees.

(c) COMPANY agrees, at its own expense to provide attorneys reasonably acceptable to the GENERAL to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

(d) This paragraph 8.1 shall survive expiration or termination of this Agreement.

8.2 (a) Beginning at such time as any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by COMPANY or by a COMPANY, affiliate or agent of COMPANY, COMPANY shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for COMPANY’S indemnification under paragraph 8.1 of this Agreement. If COMPANY elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of

$250,000 annual aggregate) such self-insurance program must be acceptable to the GENERAL and the Risk Management Foundation. The minimum amounts of insurance coverage required under this paragraph 8.2 shall not be construed to create a limit of COMPANY’S liability with respect to its indemnification under paragraph 8.1 of this Agreement.

(b) COMPANY shall provide GENERAL with written evidence of such insurance upon request of GENERAL. COMPANY shall provide GENERAL with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if COMPANY does not obtain replacement insurance providing comparable coverage prior to the expiration of such fifteen (15) day period, GENERAL shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period upon written notice but without any additional waiting periods.

(c) COMPANY shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any such product, process, or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by COMPANY or by a COMPANY, affiliate or agent of COMPANY and (ii) a reasonable period after the period referred to in (c) (i) above which in no event shall be less than fifteen (15) years.

(d) This paragraph 8.2 shall survive expiration or termination of this Agreement.

8.3 OTHER THAN WARRANTIES SET FORTH HEREIN, GENERAL MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, TRADEMARK, SOFTWARE, TRADE SECRET, TANGIBLE RESEARCH PROPERTY, INFORMATION OR DATA LICENSED OR OTHERWISE PROVIDED TO COMPANY HEREUNDER AND HEREBY DISCLAIMS THE SAME.

9. TERMINATION

9.1 Unless otherwise terminated as provided for in this Agreement, the license to PATENT RIGHTS granted hereunder will continue on a country by country basis until the last to expire of any PATENT RIGHT, the claims of which but for this Agreement would be infringed by the manufacture, use or sale of any PRODUCT in the applicable country.

9.2 If either party shall fail to faithfully perform any of its obligations under this Agreement except the due diligence milestones specified in Article 3 herein, the nondefaulting party may give written notice of the default to the defaulting party. If said default is a financial default and it is not corrected within fifteen business (15) days after such notice, the notifying party may terminate this Agreement and the license hereunder, unless the default is due to a bona fide dispute between the parties. For any other default, if the default is not cured within sixty (60) days of the written notice, or, if such default is not able to be cured in sixty (60) days, the defaulting party is not utilizing diligent and continuous efforts to remedy such default, the notifying party may terminate this Agreement and the license hereunder.

9.3 In the event that any license granted to COMPANY under this Agreement is terminated, any sublicense under such license granted prior to termination of said license shall remain in full force and effect, provided that:

(a) the SUBLICENSEE is not then in breach of its sublicense agreement; and

(b) the SUBLICENSEE agrees to be bound to GENERAL as the licensor under the terms and conditions of the sublicense agreement.

10. MISCELLANEOUS

10.1 This Agreement, together with the NOTE, constitutes the entire understanding between the parties with respect to the subject matter hereof.

10.2 In order to facilitate implementation of this Agreement, GENERAL and COMPANY are designating the following individuals to act on their behalf with respect to this Agreement for the matters indicated below:

(a) with respect to all payments, any correspondence pertaining to any PATENT RIGHT, or any notice of the use of GENERAL’S name, for GENERAL, the Director, Corporate Sponsored Research and Licensing, and for COMPANY, the President; provided that correspondence relating to the billing of patent costs shall be copied to, for GENERAL, the Business Manager, Corporate Sponsored Research and Licensing; and for COMPANY, the Chief Financial Officer.

(b) with respect to any amendment of or waiver under this Agreement, any written notice including progress reports or other communication pertaining to the Agreement: for GENERAL, the Director, Corporate Sponsored Research and Licensing; and for COMPANY, the President.

(c) the above designations may be superseded from time to time by alternative designations made by: for GENERAL, the President or the Senior Vice President for Research and Technology Affairs; and for COMPANY, the Chairman of the Board of Directors.

10.3 This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.

10.4 This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

10.5 Any delays in or failures of performance by either party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to: Acts of God; acts, regulations or laws of any government; strikes or their concerted acts of worker; fires; floods; explosions; riots; wars; rebellion; and sabotage. Any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.

10.6 Except as required by law or applicable regulation, neither party shall use the name of the other party or of any staff member, officer, employee or student of the other party or any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the party or individual whose name is to be used, except that COMPANY may disclose the existence of this Agreement and the subject matter hereof. For GENERAL, such approval shall be obtained from GENERAL’s Chief Public Affairs Officer.

10.7 This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

10.8 This Agreement shall not be assignable by GENERAL without COMPANY’S written consent except for the right to receive payments payable herein. COMPANY may at its own discretion and without approval by GENERAL transfer its interest or any part thereof under this Agreement to a wholly-owned subsidiary or any assignee or purchaser of the portion of its business associated with the development, manufacture and sale of PRODUCT or the surviving entity in any merger or consolidation. In the event of any such transfer, the transferee shall assume and be bound by the provisions of this Agreement. Otherwise this Agreement shall be assignable by COMPANY only with the consent in writing of GENERAL.

10.9 For any and all claims, disputes, or controversies arising under, out of, or in connection with this Agreement, except issues relating to the validity, construction or effect of any PATENT RIGHT, which the parties shall be unable to resolve within sixty (60) days, the party raising such dispute shall promptly advise the other party of such claim, dispute, or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, such representatives shall agree upon a third party which is in the business of providing Alternative Dispute Resolution (ADR) services (hereinafter, “ADR Provider”) and shall schedule a date with such ADR Provider to engage in ADR. Thereafter, the representatives of the parties shall engage in good faith in an ADR process under the auspices of the selected ADR Provider. If within the aforesaid thirty (30) business days after the date of the notice of dispute the representatives of the parties have not been able to agree upon an ADR Provider and schedule a date to engage in ADR, or if they have not been able to resolve the dispute within thirty (30) business days after the termination of ADR, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in any court of competent jurisdiction. Notwithstanding the foregoing, nothing in this Paragraph 10.9 shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

10.10 If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the parties that the remainder of this Agreement shall not be effected thereby. It is further the intention of the parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the parties to such invalid, illegal or enforceable provision, but shall be valid, legal and enforceable.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

THE PARTIES have duly executed this Agreement effective as of the date first shown above written.

DARA PHARMACEUTICALS, INC.		THE GENERAL HOSPITAL CORPORATION

BY:		BY:

TITLE:	CHAIRMAN OF THE BOARD	TITLE:	Director, CSRL

Appendix A

PATENT RIGHTS

PATENT RIGHTS

MGH Case no. 1229

Patent No. 5,905,069 issued on 05/18/99 in the United States

Patent No. 758342 issued on 01/26/99 in Australia

Patent application no. 99802430.9 pending in China

Patent application no. 2000-528292 pending in Japan

MGH Case no. 1725

Patent application no, 10/380,354 pending in the United States

PCT no. PCT/US01/29371

Patent application no. US01/29371 pending in Canada

Patent application no. 0197122.3 pending in EPO

Appendix B

List of GENERAL Sponsors

MGH Case no. 1229

Kirin Brewery Company Limited